Exhibit 99.2

Newstec, Inc.

Audited Financial Statements For Years Ended

December 31, 2004 and 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors of Newstec, Inc.

We have audited the accompanying balance sheets of Newstec, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newstec, Inc., as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ Grant Thornton LLP

Weston, Florida

September 30, 2005

NEWSTEC, INC.

BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$278,392	$428,624
Accounts receivable, net	360,561	584,543
Inventories	3,857,635	3,246,186
Prepaid expenses and other current assets	132,815	73,500
Total current assets	4,629,403	4,332,853

Property, plant and equipment, net	54,470	74,639
Total Assets	$4,683,873	$4,407,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$706,942	$994,337
Accounts payable	957,566	1,114,598
Deferred revenues	4,134,461	4,435,253
Other accrued liabilities	953,972	785,495
Total current liabilities	6,752,941	7,329,683

Long-term debt, net of current portion	23,066	31,848

Total liabilities	6,776,007	7,361,531

Commitments and Contingencies	—	—

Shareholders’ Deficit:
Common stock – par value $.01 per share (200 shares authorized, 100 shares issued and outstanding)	1	1
Additional paid-in capital	9,999	9,999
Accumulated deficit	(2,102,134)	(2,964,039)
	(2,092,134)	(2,954,039)
Total Liabilities and Shareholders’ Deficit	$4,683,873	$4,407,492

See accompanying notes to the financial statements.

NEWSTEC, INC.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net sales	$7,928,900	$4,703,043
Cost of sales	(5,940,488)	(3,870,157)

Gross profit	1,988,412	832,886

Selling, general and administrative expenses	(1,641,103)	(1,616,324)

Operating income (loss)	347,309	(783,438)

Other income (expense):
Forgiveness of debt – related party	392,110	—
Litigation settlement	150,000	—
Interest expense	(27,514)	(32,738)

	514,596	(32,738)

Net income (loss)	$861,905	$(816,176)

See accompanying notes to the financial statements.

NEWSTEC, INC.

STATEMENT OF SHAREHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount

Balances on January 1, 2003	100	$1	$9,999	$(2,147,863)	$(2,137,863)

Net loss	—	—	—	(816,176)	(816,176)

Balances on December 31, 2003	100	1	9,999	(2,964,039)	(2,954,039)

Net income	—	—	—	861,905	861,905

Balances on December 31, 2004	100	$1	$9,999	$(2,102,134)	$(2,092,134)

See accompanying notes to the financial statements.

NEWSTEC, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDING DECEMBER 31, 2004 and 2003

	2004	2003
Cash provided by operations:
Net income (loss)	$861,905	$(816,176)

Reconciliation of net income (loss) to net cash
provided by operations:

Depreciation	29,797	40,107
Bad debt expense	19,740	—

Changes in operational assets and liabilities:
Accounts receivable	204,242	(57,231)
Inventories	(611,449)	(597,928)
Prepaid expenses and other assets	(59,315)	(15,333)
Accounts payable and other accrued liabilities	11,445	(61,514)
Deferred Revenue	(300,792)	1,616,062
Net cash provided by operations	155,573	107,987

Cash flows from investing activities:
Capital expenditures	(9,628)	(10,935)
Net cash used in investing activities	(9,628)	(10,935)

Cash flows from financing activities:
Net (repayment) borrowing of related party notes payable	(287,840)	194,000
Repayment of automobile loan	(8,337)	(4,756)
Net cash (used in) provided by financing activities	(296,177)	189,244

(Decrease) increase in cash and cash equivalents	(150,232)	286,296

Cash and cash equivalents, beginning of year	428,624	142,328

Cash and cash equivalents, end of year	$278,392	$428,624

Supplemental disclosure of cash payments:
Interest	27,514	32,738
Issue notes payable for purchase of automobile	—	44,941

See accompanying notes to the financial statements.

NEWSTEC, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business – Newstec, Inc. (the “Company”) manufactures, sells, distributes and installs post-press material handling equipment and systems to newspaper publishers and commercial printers. In the post-press stage of operations, printed documents are packaged and prepared for distribution. The Company’s primary product line is a high-speed inserter designed to handle inserting requirements for medium and high circulation newspaper operations.

Accounts Receivable and Deferred Revenue – Most of the Company’s sales are made on a contract basis and require customers to make progress payments. Progress payments are recorded as deferred revenue when received. Accounts receivable is presented net of an allowance for doubtful accounts of $19,740 and $0 for 2004 and 2003, respectively.

Revenue Recognition – Revenue is recognized when all significant obligations have been satisfied and collection of the resulting accounts receivable is reasonably assured. Revenue from the sale of standard stand-alone equipment without installation service is recognized upon delivery according to contractual terms and is recorded net of discounts. Revenue from complex equipment or installation arrangements is recognized using the unit of delivery method under SOP 81-1 in accordance with contractual terms and is recorded net of discounts. Cost and profitability estimates are revised periodically based on changes in circumstances. Estimated losses on such contracts are recognized immediately.

Sales for products shipped to customers but not recognized due to the complex nature of the system and installation services amount to $3,397,833 and $3,609,800 at December 31, 2004 and 2003, respectively. Pending the completion of installation or collection of the outstanding receivable, the $3,397,833 and $3,609,800 are included in the Company’s balance sheet as a component of deferred revenue. The related cost of these products is included in inventory.

Inventories – Inventories include material, labor and factory overhead, and are stated at the lower of cost or market. Costs are determined using the first-in, first-out (FIFO) method.

Property, plant and equipment, net – Property, plant and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred; alterations and major overhauls that improve an asset or extend the useful lives are capitalized.

Cash and cash equivalents – Cash and cash equivalents include all the Company’s operating cash balances, demand deposits and short-term investments with original maturities of three months or less.

Advertising costs – Advertising costs are expensed as incurred and included in selling, general and administrative expenses. The Company incurred advertising costs totaling $127,435 and $151,448 in 2004 and 2003, respectively.

Warranty reserve – Warranty reserves are calculated based on the Company’s previous experience with customers’ claims arising from the sale of merchandise. The reserve is computed at a percentage of contract revenue and is adjusted for warranty requirements on specific projects. Additions to this reserve are charged to selling expense. Warranty reserve is included in other accrued liabilities.

Shipping and handling costs – Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale is recognized.

Impairment of long-lived assets – The Company adopted SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” on January 1, 2002. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”  There was no impairment of long-lived assets in 2004 and 2003.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates could also affect the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates include the allowance for doubtful accounts, warranty reserves and inventory reserves. Actual results could differ from those estimates.

Income taxes – The Company is a Subchapter S Corporation. Accordingly, it pays no federal corporate taxes, but instead passes profits and losses directly to its owners who declare such profits and losses as part of their personal taxable income.

Note 2 – INVENTORIES

Inventories include equipment shipped to customers but not yet recognized as a sale because the equipment and installation services are complex. The Company will recognize the sales and cost of sales for this equipment when the risk of loss transfers to the customer or when installation services are complete and collection of the resulting receivable is reasonably assured. Components of inventory as of December 31, 2004 and 2003 were as follows:

	2004	2003
Raw Materials	$1,066,394	$697,006
Work in process	406,788	168,109
Subtotal	1,473,182	865,115
Shipped, not recognized	2,384,453	2,381,071

Total	$3,857,635	$3,246,186

Note 3 – PROPERTY, PLANT AND EQUIPMENT, NET

The property, plant and equipment at December 31, 2004 and 2003 consist of the following:

	2004	2003	Estimated useful life
Computer Equipment	$76,749	$67,912	5
Furniture and Fixtures	35,394	35,394	6
Machinery	65,566	65,566	5
Leasehold Improvements	—	7,355	5
Automobile	54,554	54,554	5
	232,263	230,781
Less: Accumulated depreciation	(177,793)	(156,142)

	$54,470	$74,639

Depreciation expense charged to income was $29,797 and $40,107 in 2004 and 2003, respectively.

Note 4 – Leases

The Company leases its premises under an operating lease. At December 31, 2004, the minimum future lease obligation under this long term lease obligation is as follows:

2005	$127,564
2006	23,070
$150,634

Rent expense in 2004 and 2003 was $101,591 and $108,501, respectively

Note 5 – LONG-TERM DEBT

Long-term debt consisted of the following as of December 31, 2004 and 2003:

	2004	2003
Unsecured Related Party Notes Payable, due on demand. Interest is payable at LIBOR plus 1% (see note 6)	$698,160	$986,000
4.99% automobile loan, principal and interest due monthly through July 2008	31,848	40,185
	730,008	1,026,185
Less: current portion	(706,942)	(994,337)

Long term notes payable	$23,066	$31,848

Note 6 – RELATED PARTY TRANSACTIONS

The Company obtained a loan from relatives of the Company’s shareholders and issued an unsecured note payable. The note payable, totaling $698,160 and $986,000 at December 31, 2004 and 2003, respectively, is due on demand and generates interest at LIBOR (3.1% at December 31, 2004) plus 1%.

During 1999, 2000 and 2002, the Company purchased parts and used equipment totaling approximately $828,000 from National Inserting Systems (“NIS”), a company owned by relatives of the Company’s shareholders. The parts and used equipment were used to manufacture rebuilt equipment sold to customers. In 2004, NIS forgave the remaining balance owed by the Company of $392,110, and the Company recorded this forgiveness of debt as a component of other income.

During 2003 and 2004, salaries for certain key employees of the Company were paid by Connor’s Management, Inc. (CMI), a company owned by relatives of the Company’s shareholders. The salaries were charged back to the Company through management fees totaling $446,000 and $333,724 in 2004 and 2003, respectively. The management fees have been charged to selling, general and administrative expenses. Amounts due CMI totaled $565,738 and 547,238 at December 31, 2004 and 2003 and were included in other liabilities.

Note 7 – MAJOR CUSTOMERS

In 2004, one customer represented approximately 17% of total revenue and another customer represented approximately 13% of total revenue. In 2003, one customer represented approximately 28% of total revenue and another customer represented approximately 10% of total revenue.

Note 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other assets, prepaid expenses and other receivables, long-term debt, accounts payable, accrued salaries and wages and other accrued liabilities approximate fair value due to their short term nature.

Note 9 – COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is exposed to litigation and other asserted and unasserted claims. In the opinion of management, the resolution of these matters would not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Note 10 – SUBSEQUENT EVENTS

In February 2005, CMI forgave indebtedness totaling $565,738 due from the Company, and the Company recorded this forgiveness of debt as a component of other income.

In August 2005, all of the outstanding common stock of the Company was acquired by Quipp, Inc. (“Quipp”), a company that manufactures post-press material handling equipment. Quipp paid approximately $4,025,000 in cash and provided to Company’s shareholders the opportunity to receive additional consideration totaling $650,000 in Quipp stock, based on criteria specified in the agreement. As a result of the transaction, the Company became a wholly-owned subsidiary of Quipp, Inc.